Exhibit 11.2

AUTOHOME Inc.

Statement of PolicIES

Governing Material, Non-Public Information and

The Prevention of InsideR Trading

(Adopted on December 31, 2013)

This Statement of Policies Governing Material, Non-Public Information and the Prevention of Insider Trading (this “Statement”) of Autohome Inc., a Cayman Islands company (the “Company”), sets forth the Company’s policies against insider trading.

I. OVERVIEW

Preventing insider trading is necessary to comply with United States securities law and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.”

The Company considers strict compliance with the policies (the “Policy”) set forth in this Statement to be a matter of utmost importance. Violation of this Policy could cause extreme reputational damage and possible legal liability to the violator and the Company and its direct and indirect subsidiaries and variable interest entities (collectively, the “Autohome Group”). Knowing or wilful violations of the letter or spirit of the Policy will be grounds for immediate dismissal from the Autohome Group. Violation of the Policy might expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation. The monetary damages flowing from a violation could be multiple times the profit realized by the violator.

This Statement applies to all officers, directors, employees and consultants of the Autohome Group (each, an “Affiliate”) and extends to all activities within and outside an individual’s duties at the Autohome Group. Every director, officer, employee and consultant of the Autohome Group must review this Statement, and when requested by the Company, must execute and return the Certificate of Compliance attached hereto to the CFO who is the Compliance Officer for the Company (the “Compliance Officer”).

Questions regarding the Statement should be directed to the Compliance Officer at hegui@autohome.com.cn.

II. POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, the terms “purchase” and “sell” of securities does not include certain dealings, which are set forth in Section III below.

A.
No Trading - No Affiliate may purchase or sell any type of security or enter into a binding security trading plan in compliance with Rule 10b5-1 under the U.S. Securities

Exchange Act of 1934, as amended (a “Trading Plan”) while in possession of material non-public information relating to the Company, its American Depositary Shares (“ADSs”) representing its ordinary shares or other securities of the Company (“Material Information”).

If any Affiliate is in possession of Material Information, the above policy mandates that the Affiliate may not purchase or sell the Company’s securities until the expiration of a twenty-four-hour waiting period following public disclosure of the Material Information by the Company. “Trading Day” is defined as a day on which the New York Stock Exchange is open for trading. Except for public holidays in the U.S., the regular trading hours of the New York Stock Exchange are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

No Affiliate may purchase or sell any Company security or enter into a Trading Plan without pre-approval by the Compliance Officer during any period during a Trading Window (defined below) that the Company has designated as a “limited trading period,” regardless of whether such Affiliate possesses any Material Information. A limited trading period shall be declared jointly by the chairman of the audit committee of the board of directors and the Compliance Officer at the times that they deem appropriate. No reason needs to be provided for such a declaration.

During a Trading Window, (i) the transactions in Company securities by officers, directors and insiders designated by the Company from time to time must be pre-approved by the Compliance Officer; (ii) the transactions in Company securities by the Compliance Officer must be pre-approved by the CEO or other members of the compliance committee. Such Transactions in Company securities include but not limited to acquisitions and dispositions of the ADSs, sale of the Company’s ordinary shares issued upon exercise of stock options and the execution of a Trading Plan, but excluding the circumstances set forth in Section III below

In addition, no officers, directors or insiders designated by the Company from time to time may engage in the following activities without the pre-approval by the Compliance Officer:

1.
purchase and sell Company securities within any 3-month period;
2.
enter into short term speculative derivative transactions in relation to Company securities;
3.
use any Company security as collateral in any financial transaction, including margin loan arrangement;
4.
engage in any stock lending arrangements in relation to Company securities; or
5.
except as permitted under the Company’s equity incentive plans or the corresponding equity award agreements, enter into a hedging arrangement that limits the economic risk associated with holding Company securities allocated to such Affiliate under the Company’s equity incentive plans prior to the vesting of those Company securities or while they are subject to a holding lock or trading restriction or prior to the exercise of any such Company securities.

Please see Section III below for an explanation of the Material Information.

B.
Trading Window Assuming none of the “no trading” restrictions set forth in Section II-A above applies, no officer, director, employee or consultant may purchase or sell any security of the Company or enter into a Trading Plan other than during the Trading Window (defined below). The “Trading Window” is the period in any fiscal quarter of the Company commencing at the close of business on the next twenty-four-hours following the date of the Company’s public disclosure of its financial results for the prior fiscal year or fiscal quarter, as applicable, and ending on December 31, March 31, June 30 and September 30.

In other words,

(1) beginning on January 1 of each year, no Affiliate may purchase or sell any security of the Company or enter into a Trading Plan until the close of business on the next twenty-four-hours following the date of the Company’s public disclosure of its financial results for the fiscal year ended on December 31 of the prior year, and

(2) beginning on April 1, July 1 and October 1 of each year, no Affiliate may purchase or sell any security of the Company or enter into a Trading Plan until the close of business on the next twenty-four-hours following the date of the Company’s public disclosure of its financial results for the fiscal quarter ended on March 31, June 30 and September 30 of that year, respectively.

For example, if the Company’s public disclosure of its financial results for the prior fiscal year occurs at 10 am, February 25, then the “Trading Window” starts from 10 am, February 26 to March 31.

Please note that trading in Company securities during the Trading Window does not provide a “safe harbor,” and all Affiliates should strictly comply with all the policies set forth in this Statement.

When in doubt, consult the Compliance Officer before trading.

Notwithstanding the foregoing, sale and purchase of securities pursuant to an existing Trading Plan which was entered into in accordance with the Policy and in compliance with applicable law is not subject to the restrictions on trading in Sections II-A and II-B above.

C. No Tipping - No Affiliate may directly or indirectly disclose any Material Information to anyone who trades in the Company’s securities. No Affiliate in possession of Material Information may recommend or encourage another person (for example family members or friends) to purchase or sell the Company’s securities.

D. Confidentiality - No Affiliate may communicate any Material Information to anyone outside the Company under any circumstances unless approved by the Compliance Officer in advance, or to anyone within the Company other than on a need-to-know basis.

F. No Comment - No Affiliate may discuss any internal matters or developments of the Company with anyone outside the Company, except as required in the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities from any press, investment analyst, investor or other outsiders, or any requests for comments or interviews, you should decline to comment and direct the inquiry or request to the Compliance Officer or Marketing Department or Investors Relations Department.

G. Corrective Action - If any information that may be deemed as Material Information is inadvertently disclosed, any Affiliate having knowledge of such disclosure should notify the Compliance Officer immediately so that the Company can determine whether or not any corrective action, such as a disclosure to the general public, is warranted.

H. Pre-Approval by Compliance Officer – An Affiliate may submit to the Compliance Officer a written request for approval to purchase, sell or otherwise deal in Company securities in a way that is not permitted under this Statement. The Affiliate must set out the circumstances of the proposed dealing including the proposed timing and amount of Company securities involved in the proposed dealing.

An approval will be granted only if (1) such purchase, sell or otherwise deal in Company securities will not result in the violation of applicable rules and regulations including, but not limited to, the United States securities law and the New York Stock Exchanges rules or create significant risks to the Company’s reputation, business prospects or results of operations, and (2) the Affiliate does not possess any Material Information and makes a declaration to this effect.

III. EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. Securities include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the U.S. federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants, puts, calls and other derivatives related to a security. It is generally understood that the definition of “insider trading” includes the following:

•
Trading by insiders while in possession of material, non-public information;
•
Trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
•
Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

For purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options, restricted shares, restricted share units or other equity awards granted by the Company under the Company’s equity incentive plans and the exercise of equity awards that does not involve sale of securities. Among other things, the cashless exercise of options does involve sale of securities and therefore is subject to the Policy set forth in this Statement. Please consult with the Compliance Officer when you are in doubt whether a certain transaction involving Company securities is subject to the Policy. The Compliance Officer may from time to time, provided that it will not result in the violation of applicable laws and regulations including the United States securities laws and the New York stock exchange rules, announce that certain categories of dealings are exempt from the requirements of this Policy.

What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information concerning:

• dividends;

• corporate earnings or earnings forecasts;

• changes in financial condition or asset value;

• negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;

• significant new contracts or the loss of a significant contract;

• significant new products or services;

• significant marketing plans or changes in such plans;

• capital investment plans or changes in such plans;

• material litigation, administrative action or governmental investigations or inquiries involving the Autohome Group or its officers or directors;

• significant borrowings or other financings;

• defaults on borrowings;

• new equity or debt offerings;

• significant personnel changes;

• changes in accounting methods and write-offs; and

• any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: When in doubt, do not trade.

What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such commonly believed to be trustworthy media sources as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press or United Press International. Circulation of rumors, even if later proven to be truth and is reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately twenty-four (24) hours following publication as a reasonable waiting period before such information is deemed to be public.

Who is an Insider?

“Insiders” include officers, directors, employees and consultants of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All Affiliates should consider themselves insiders with respect to material, non-public information about business, activities and securities of the Company. Affiliates may not trade the Company’s securities while in possession of material, non-public information relating to the Company, or tip or otherwise communicate, except on a need-to-know basis, such information to others.

It should be noted that it applies to the circumstances that the insider trades through his/her own account or using other’s account. Trading of the Company’s securities by members in an Affiliate’s household could be deemed the responsibility of such Affiliate under certain circumstances and give rise to legal and Company-imposed sanctions.

Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them, or individuals who trade on material, non-public information which has been misappropriated.

Tippees inherit an insider’s duties with respect to, and are liable for trading on, material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

Penalties for Engaging in Insider Trading

Penalties on individuals engaging in insider trading and their employers for trading on or tipping material, non-public information can extend well beyond any profits made or losses avoided by the violators. The US Securities and Exchange Commission (“SEC”) and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the US federal securities laws include:

•
SEC administrative sanctions;
•
Sanctions by self-regulatory organizations in the securities industry;
•
Civil injunctions;
•
Damage awards to private plaintiffs;
•
Disgorgement of all profits;
•
Civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•
Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;
•
Criminal fines for individual violators of up to US$1,000,000 (US$2,500,000 for an entity); and
•
Jail sentences of up to 10 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the US federal securities laws. Other US federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO) may have also been violated in an insider trading case.

CERTIFICATION OF COMPLIANCE

TO: Compliance Officer

FROM: ______________________________

RE: STATEMENT OF POLICIES OF AUTOHOME INC. GOVERNING MATERIAL, NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING (Dated: December 31, 2013)

I have received and reviewed and understand the above-referenced Statement of Policies (the “Policy”), and hereby undertake, as a condition to my present and continued employment at or association with Autohome Inc. or its direct and indirect subsidiaries or variable interest entities (the “Company”), to comply fully with the Policy.

I hereby certify that I have adhered to the Policy during the time period that I have been employed by or associated with the Company.

I agree to adhere to the Policy during any future period I am employed by or associated with the Company.

Signature: __________________________

Name: _____________________________

Title: _______________________________

Date: _______________________________